UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

Station Casinos LLC	Red Rock Resorts, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261	Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 15, 2017, Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company’”) announced that Daniel J. Roy resigned as Executive Vice President and Chief Operating Officer of the Company effective immediately. Mr. Roy will continue to provide consulting services to the Company for a period of six months and, in consideration for providing such services and a release of claims, will receive compensation in an amount equal to continued payments of his base salary of $50,000 per month for a period of six months and reimbursement for COBRA coverage for a period of six months.

(c) In addition, the Company announced that Joseph J. Hasson was appointed Executive Vice President of Operations on May 15, 2017. Mr. Hasson has served as Senior Vice President of Operations of Station Casinos LLC since March 2017 and as Vice President and General Manager of Graton Resort & Casino from October 2012 to March 2017. From August 2011 to September 2012, Hasson was employed as a General Manager with Penn National Gaming, Inc. From 2003 to 2011, Mr. Hasson served as Vice President and General Manager of various properties owned by Station Casinos, Inc., a predecessor to the Company. From 1981 to 2003, Mr. Hasson was employed by Harrah’s Entertainment and its predecessor and related companies in various roles, including, without limitation, Vice President, General Manager and Senior Vice President.

Mr. Hasson is party to an employment agreement with Station Casinos LLC dated March 1, 2017 that provides for a fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms, with automatic extensions for successive one year periods if neither party has advised the other that the term of employment shall not be extended for such additional one year period. The employment agreement provides that Mr. Hasson shall be entitled to an annual base salary of not less than $500,000 and a discretionary bonus with a target of 100% of his base salary, with the actual amount to be based on achievement of mutually agreed goals and objectives and overall performance of the Company. In the event of termination of employment for any reason, Mr. Hasson will be entitled to accrued and unpaid obligations under his employment agreement, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses. Mr. Hasson will not be entitled to any additional payments or benefits if his employment is terminated by the Company for “cause.” If Mr. Hasson’s employment is terminated by the Company without “cause” he will be entitled to receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments) and continuation of group health and long-term disability insurance coverage for 12 months (or a cash payment is made in lieu of continued coverage). Receipt of the additional payments is subject to the execution of a release of claims against the Company and compliance with the restrictive covenants contained in the employment agreement, including indefinite confidentiality obligations and noncompetition and non-solicitation restrictions through the first anniversary of the termination with respect to a defined “Restricted Area.” Mr. Hasson was also entitled to reimbursement for actual relocation expenses incurred in connection with his move to Las Vegas from California, including reimbursement for selling expenses and realtors’ sales commissions associated with the sale of his home.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2017

Station Casinos LLC		Red Rock Resorts, Inc.

	/s/ Marc J. Falcone		/s/ Marc J. Falcone
By:	Marc J. Falcone	By:	Marc J. Falcone
	Executive Vice President, Chief Financial Officer and Treasurer		Executive Vice President, Chief Financial Officer and Treasurer

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